Exhibit 10.26

PERFORMANCE UNIT AGREEMENT

This AGREEMENT made as of August 16, 2005, by and between Mexican Restaurants, Inc. (the "Corporation"), and Curt Glowacki (the "Recipient").

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation has awarded Performance Units to the Recipient, the terms of which are set forth in this Agreement, in consideration of Recipient’s continued service to the Corporation.

NOW, THEREFORE, the Corporation and the Recipient hereby agree as follows:

1.  Grant of Award. The Recipient is hereby granted as of August 16, 2005, subject to shareholder approval (the "Grant Date") a Performance Unit Award (the "Award"), subject to the terms and conditions hereinafter set forth, with respect to Sixty Thousand (60,000) performance units ("Units”). This award is subject to the approval by the shareholders of the Mexican Restaurants, Inc. 2005 Long Term Incentive Plan. The Units covered by the Award shall vest, if at all, in accordance with Section 2. On the date the Award vests (if at all), Recipient will receive, net of applicable withholding for federal and state income and applicable employment taxes, a cash payment representing the product of (i) the number of Units vested and (ii) the average of the high and low price of the Common Stock, $1.00 par value per share (the “Fair Market Value Per Share”), of the Corporation on the last business day immediately preceding the Business Combination.

2.  Vesting.

(a)  The Award will vest, if at all, only if, on or before August 16, 2010, there is a Business Combination, and then the percentage of the Award which becomes vested will be determined based upon the Fair Market Value Per Share of the Corporation on the last business day immediately preceding the Business Combination, as follows:

Fair Market Value Per Share	Percentage of Units Vested
Less than $20	0%
$20 or greater	100%

(b)  In the event of the termination of Recipient's employment with the Corporation prior to a Business Combination, the Award shall be forfeited in its entirety.

3.  Transfer Restrictions. This Award is non-transferable otherwise than by will or by the laws of descent and distribution, and may not otherwise be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt by the Recipient (or the Recipient's successor in interest after the Recipient's death) to effect any such disposition, or upon the levy of any such process, the Award may immediately become null and void, at the discretion of the Board.

4.  Arbitration.Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted before a panel of three arbitrators in Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Corporation shall pay directly or reimburse the Recipient for any legal fees incurred by the Recipient in connection with any arbitration in which he prevails.

5.  Miscellaneous. This Agreement (a) shall be binding upon and inure to the benefit of any successor of the Corporation, (b) shall be governed by the laws of the State of Texas and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Corporation and the Recipient. No contract or right of employment shall be implied by this Agreement.

6.  Incorporation of 2005 Plan Provisions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Corporation's Mexican Restaurants, Inc. 2005 Long Term Incentive Plan, as amended from time to time.

IN WITNESS HEREOF, the Recipient and the Corporation have executed this Performance Unit Award as of the day and year first above written.

RECIPIENT:	MEXICAN RESTAURANTS, INC.

BY:
CURT GLOWACKI	LOUIS P. NEEB, Chairman